SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), effective as of January 1, 2014, by and between PGT Industries, Inc., a Florida corporation (“PGT”), and Keymark Corporation, a New York corporation (“Supplier”).    PGT and Supplier are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.”

1.
Term. This Agreement shall be effective from the date first written above until December 31, 2015 (the “Term”). Unless otherwise agreed to in writing, this Agreement shall: (i) apply to and control all business between the Parties during the Term, unless otherwise agreed to in writing, which writing must specifically reference this Agreement and clearly state the Parties’ intention to supersede such Agreement, and (ii) shall be effective and supersede all other such agreements when signed by authorized personnel for both companies.

2.	Definitions.

a.	“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated the date hereof by and between the Parties, substantially in the form attached as Schedule A.

b.	“Delivery” shall mean the point in time when Products are tendered by Supplier, and accepted by PGT, at its Nokomis Plant.

c.	“Price” shall mean the total transactional cost of materials with or without freight as agreed upon in the FOB section.

d.	“Material Certificate” shall mean documentation confirming adherence to material and or performance specifications.

e.
“Material Safety Data Sheet” shall mean documentation in conformance to OSHA requirements that shall provide detailed information on each hazardous chemical, including its potential hazardous effects, its physical and chemical characteristics,  and recommendations for appropriate protective measures.

f.	“Nokomis Plant” shall mean PGT’s place of business located at 1070 Technology Drive, Nokomis, FL 34275.

g.	“Products” shall mean goods produced by Supplier and purchased by PGT, as contemplated by this Agreement and listed on a purchase order.

h.	“Specifications” shall mean specifications, drawings, requirements, performance and/or functions, relating to the Products.

i.	“Architectural” shall mean high performance as it relates to liquid and Kynar/Duranar paints

3.	Representations and Warranties.

a.
Supplier represents and warrants that the Products shall comply with the Specifications but, except as otherwise set forth in this Agreement, makes NO OTHER WARRANTY, express or implied, including merchantability or fitness for any particular purpose.   Supplier represents and warrants that Products shall comply with Specifications.

b.
Supplier warrants that Products will conform to such Specifications and will be free from all defects in material and workmanship. PGT shall have the right to reject and return Non-Conforming Materials (as defined in Schedule B hereto), upon receipt of a “Return Goods” authorization at the Supplier’s expense up to and including labor charges to inspect, sort, package, and handle for return. Such goods are not to be replaced without a “Purchase Order” from PGT.

c.
Supplier represents and warrants that, upon transfer of ownership as defined in the FOB section of this Agreement, Supplier shall pass to PGT, and PGT shall receive, good and marketable title to such Products, free and clear of all liens, claims, security interests pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind.

d.
Supplier and PGT agree to form and actively participate in a Partnership Development Program with the objective of exploring innovative, cost effective solutions that provide both Supplier and PGT with sustainable competitive advantage. Supplier will remain competitive with respect to the Products in terms of quality, technology, price and delivery with any supplier of the same or similar goods during the term of this Agreement. Should another supplier demonstrate technology which yields products of equal or superior quality, throughput, performance or lower price to PGT during the course of this Agreement, PGT may notify Supplier in writing of such technology and request that Supplier replicate such technology to the advantage of PGT, provided such replication would not violate any proprietary rights of any other party. Written notification to Supplier shall be accompanied by whatever information is available to PGT regarding such technology which is not proprietary to PGT or any other party and which PGT is not prohibited from disclosing so that Supplier can evaluate the viability of the proposal. Supplier shall have ninety (90) days after receipt of notice to make the Products competitive. If Supplier is unable to make the Products competitive within such period, then PGT’s sole and exclusive remedy shall be to immediately terminate this Agreement with no penalty or cost to Supplier, and PGT and the Supplier shall have no further obligation to the other, except for payment by PGT of then outstanding invoices from Supplier.

e.
Each Party represents, warrants and covenants that: (i) it is and shall be at all times a legal entity validly existing under the laws of its jurisdiction with the corporate or other power to own all of its properties and assets and to carry on its business as it is currently being conducted; (ii) it has the corporate or other power to execute and deliver this Agreement and to perform its obligations hereunder; (iii) its officer executing this Agreement is duly authorized to execute and deliver this Agreement on its behalf, and no further corporate or other proceedings are necessary with respect thereto; (iv) it is not required, in connection with execution and delivery of this Agreement or the performance of its obligations hereunder, to obtain the consent of any third party; and (v) the execution and delivery of this Agreement and performance of its obligations here under do not (A) violate any provision of its articles of incorporation or by-laws or equivalent organizational documents as currently in effect, or (B) conflict with, result in a breach of, constitute a default under (or an event which, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien upon any of its properties or assets under, or create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which it is a Party or by which any of its properties or assets are bound.

f.
In the event of any breach of any of the warranties set forth herein, and without limiting its other rights and remedies provided at law, equity or by this Agreement, if PGT shall exercise its right to terminate this Agreement, it shall not be entitled to   recover its incremental cost for product purchased from a third party in lieu of Product purchased from Supplier pursuant to this Agreement.

4.	Pricing and Payment.

a.	Pricing shall remain firm throughout the Term as shown on Schedule B.

b.
Supplier agrees that if, during the term of this Agreement, it sells or delivers material named herein of comparable quality, manufacturability, and amounts to any other window and/or door manufacturer at some price that results in a price lower than the price in effect hereunder, it will offer to sell to PGT the same material at the same terms and conditions.  In the event of a breach of this Section 4(b), PGT’s sole and exclusive remedy shall be to terminate this Agreement with no penalty or cost to Supplier, and PGT and the Supplier shall have no further obligation to the other, except for payment by PGT of then outstanding invoices from Supplier.

c.	Invoices shall be rendered separately for each delivery and purchase order and shall include PGT’s part number, quantity ordered, quantity shipped, unit price, and extended value.

d.	Except as specifically detailed in Schedules B, no additional surcharges, packaging, loading, handling fees, or additional charges of any kind will be paid by PGT.

e.
PGT agrees that all Supplier invoice(s) shall be timely paid.  If PGT defaults or breaches this Agreement by failing to timely pay any and all invoices or other indebtedness properly due to Supplier, Supplier may, after written notice and reasonable opportunity to cure, stop the manufacture or supply of any labor or materials until such properly due payment is made.

5.	Purchase Orders

a.
From time to time during the Term, PGT shall order Products from Supplier pursuant to and in accordance with separate PGT standard purchase orders or other related documentation (collectively, the “Purchase Orders”). Such Purchase Orders shall specify quantities of the Product, shipping instructions, delivery date(s), and detailed instructions for the delivery of the Goods (with release schedules, delivery orders or equivalent notices). Each Purchase Order executed by the Parties shall be binding upon Supplier and PGT and shall be deemed to constitute a part of this Agreement as if fully set forth herein, and all terms and conditions of this Agreement shall be deemed to apply to the subject matter of such Purchase Order as if fully set forth therein. If any of the terms of a Purchase Order are inconsistent with, or are in addition to, the terms of this Agreement, the terms of this Agreement shall prevail unless such Purchase Order makes specific reference to the specific terms of this agreement which shall not apply.

b.
Each Purchase Order shall contain specific instructions regarding whether the shipment is to be delivered to the Nokomis, Florida Plant. PGT shall provide detailed instructions for the delivery of the Products (with release schedules, delivery orders, purchase orders or equivalent notices).

c.	Supplier will confirm every order in writing to PGT within two business days. In the event of a contradiction, the terms and conditions of this Agreement shall prevail.

d.
Supplier hereby agrees to maintain a reserve supply of raw materials equal to two (2) month’s consumption volume per each specification or a larger quantity, at the Supplier’s discretion and risk, which Supplier determines may be necessary to meet PGT’s requirements.

e.
For planning purposes, a forecast will be provided by PGT, as reasonably requested, where the annual volume will be estimated. Any quantity estimates or purchase forecasts provided by PGT are for planning purposes only and do not constitute an order for material or Products.

6.	Delivery.

a.	The Products shall be delivered as specified on the PGT purchase order.

b.	With each shipment of Products, Supplier will deliver a packing list containing the following information:

i.	Purchase order number
ii.	PGT part number
iii.	Quantity ordered/Quantity shipped
iv.	Material Certificate, when required
v.	Material Safety Data Sheet, when required

c.	Lead time for delivery to the Nokomis Plant is outlined in Schedule B.

d.
For products shipped F.O.B. Destination, the Nokomis Plant, the Supplier shall be responsible for all insurance costs, freight charges and import and/or export fees, duties, demurrage, taxes, etc. incurred on each shipment. Title and risk of loss remain with the Supplier until Delivery. Title, risk of loss, and freight charges shall become the responsibility of Buyer when PGT arranges for the transport of materials from Supplier’s dock, F.O.B. Shipping Point.

7.
Certification and quality Assurance. Supplier has met PGT’s initial quality certification requirements. However, Supplier acknowledges that PGT may, from time to time, ask Supplier to participate in a Quality Assurance audit which may include, but not be limited to, supplying its Quality Assurance Manual for PGT’s reasonable review. Periodic supplier performance evaluations may be performed, the purpose of which will be to assess Supplier’s quality as it relates to, among other things, on-time deliveries, packaging, service/warranty, and non-conforming materials as reported through PGT’s Defective Material Reporting Process.

8.
Defective Material. Supplier shall use all reasonable commercial efforts to ensure quality and conformance to material and performance specifications. Supplier shall honor returns and credits promptly for any non-conforming material and costs incurred by PGT to rework or sort unsatisfactory material. Supplier shall provide corrective action documentation to PGT on Defective Material reported during the term of this agreement as requested. The parties further agree to specific quality requirements as defined in Schedule B.

9.
Manufacturing Alterations.  Any and all modifications in composition, design, or manufacturing process (collectively, “Modifications”) must be approved by PGT, in writing, prior to implementation by Supplier. In its sole and absolute discretion, PGT may require samples for testing prior to approving any such Modifications.

10.	Indemnification.

a.
Supplier agrees to indemnify and hold harmless PGT, along with its employees, dealers, distributors, affiliates, and other agents (collectively, the “PGT Indemnified Parties”), from and against any claim asserted by any third party for damage to that third party’s property, or for bodily injury, or both, arising out of or in connection with Products provided by Supplier, if such damage or injury was caused, in whole or in part, by Supplier. Supplier’s obligations to defend and indemnify shall apply regardless of whether the claim is based on breach of warranty, breach of contract, negligence, strict liability, or any other tort. The obligations to defend and indemnify are in addition to the obligations Supplier already has under the terms of its warranty.  The term “claim” includes, but is not limited to, allegations, notices, lawsuits, judgments, and settlements. It also includes an obligation on the part of Supplier to indemnify any PGT Indemnified Party for costs, expenses, attorneys’ fees, and other costs incurred in connection with the defense of any claim that is covered by this provision. PGT may, at its discretion, and at its sole cost, assist with the defense and be represented by its own counsel in connection with any such proceedings.

b.
Supplier will defend, indemnify and hold the PGT Indemnified Parties harmless against losses, liabilities, costs, actions, claims and other obligations and proceedings, including but not limited to all reasonable attorney’s fees, court costs and remedial costs incurred, that arise out of, or are in connection with, any failure of the Products, if such failure was caused, in whole or in part, by Supplier.

c.
PGT agrees to indemnify and hold harmless Supplier, along with its employees, dealers, distributors, affiliates, and other agents (collectively, the “Supplier Indemnified Parties”), from and against any claim asserted by any third party for damage to that third party’s property, or for bodily injury, or both, arising out of or in connection with Products provided by Supplier, if such damage or injury was caused by PGT. PGT’s obligations to defend and indemnify shall apply regardless of whether the claim is based on breach of warranty, breach of contract, negligence, strict liability, or any other tort. The term “claim” includes, but is not limited to, allegations, notices, lawsuits, judgments, and settlements.  It also includes an obligation on the part of PGT to indemnify any Supplier Indemnified Party for costs, expenses, attorneys’ fees, and other costs incurred in connection with the defense of any claim that is covered by this provision. Supplier may, at its discretion, and at its sole cost, assist with the defense and be represented by its own counsel in connection with any such proceedings.

d.
PGT will defend, indemnify and hold the Supplier Indemnified Parties harmless against losses, liabilities, costs, actions, claims and other obligations and proceedings, including but not limited to all reasonable attorney’s fees, court costs and remedial costs incurred, that arise out of, or are in connection with, any failure of the Products, if such failure was caused by PGT.

11.	Confidentiality. The Parties agree to comply with, and be bound by, the terms of the Confidentiality Agreement.

12.	Termination. This Agreement may be terminated by either Party in the event that:

a.	The other Party makes a general assignment for the benefit of creditors;

b.
The other Party becomes insolvent, or voluntary or involuntary proceedings are instituted by or against such Party under any federal, state, or other bankruptcy or insolvency laws and such proceedings are not terminated within ninety (90) days, or a receiver is appointed for such Party;

c.	The other Party ceases to function as a going concern;

d.
The other Party fails to perform any material provision of this Agreement and does not cure such failure within a period of thirty (30) days after receipt of written notice from the other Party specifying such failure and stating its intention to terminate this Agreement if such failure is not cured; or

e.	Performance of this Agreement is suspended by the other Party in accordance with Section 13(a) below, and it appears that such performance will be delayed for more than six (6) months.

13.	Miscellaneous.

a.
Force Majeure. No Party to this Agreement shall be liable for non-performance hereunder resulting from: severe weather conditions; Act of God; fire; war; riots; civil disorder; earthquakes; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; or any other condition or occurrence whatsoever beyond the control of such Party, but only to the extent performance hereunder is prevented by any such condition. If the performance of this Agreement is prevented by reason of any such event, (a) the Party whose performance is prevented, shall give prompt written notice to the other Party of the event and shall be excused from performance, but only to the extent prevented; provided, however, that the Party whose performance is prevented shall take all steps to avoid or remove such causes of nonperformance and shall continue performance whenever and to the extent possible; and (b) if it appears that a time for delivery or performance scheduled pursuant to this Agreement will be delayed for more than six (6) months, the Party receiving notice under subsection (a) above shall have the right to terminate, by written notice to the other Party, any portion of this Agreement covering the prevented performance, and the obligations and liabilities of both Parties with respect to such portion of this Agreement shall thereupon lapse and terminate, except to the extent such obligations or rights are intended to survive pursuant to this Agreement.

b.
Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by Supplier, in whole or in part without the prior written consent of PGT, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the Parties.

c.
Contractor Status. The Parties are and shall remain independent contractors with respect to each other, and nothing in this Agreement shall be construed to place the Parties in the relationship of partners, joint ventures, fiduciaries or agents, nor grant any right or authority to assume or create an obligation or responsibility, express or implied, on behalf of or in the name of the other or bind the other in any manner whatsoever.

d.
Modification and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be valid or binding unless in writing and executed by both of the Parties. Any other purported modification, amendment or waiver of any provision of this Agreement shall be null and void. No waiver by either Party of any breach, or the failure of either Party to enforce any of the terms and conditions of this Agreement, shall affect, limit or waive that Party’s right to enforce and compel compliance with all terms and conditions of this Agreement, or to terminate this Agreement according to its terms.

e.
Invalidity or Illegality. In the event any provision of this Agreement is declared to be void, invalid or unlawful by any court or tribunal of competent jurisdiction, such provision shall be deemed severed from the remainder of this Agreement and the balance shall remain in full force and effect. The Parties shall undertake to replace the invalid, ineffective, or unenforceable provisions with valid, effective, and enforceable provisions, which, in their commercial effect, approximate as closely as possible the intentions of the Parties as expressed in the invalid, ineffective, or unenforceable provisions.

f.
Notices. All notices given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail, if available, return receipt requested, or by facsimile, or by recognized overnight courier for next day delivery, addressed or sent to the Parties at the following addresses and facsimile numbers or to such other additional address or facsimile number as any Party shall hereafter specify by notice to the other Party:

i.	If to PGT, to:

PGT Industries, Inc.
1070 Technology Drive
Nokomis, FL 34275
Attention: General Counsel
Facsimile: (941) 486-8634

ii.	If to the Supplier, to:

Keymark Corporation
2540 Knights Station Road
Lakeland, FL 33810
Attention: Joe Crenna
Facsimile: (863) 858-1800

g.	Headings. Section headings contained herein are for convenience only and shall not affect the interpretation hereof

h.
Counterparts. The Parties may execute any number of counterparts to this Agreement, each of which shall be an original instrument, but all of which taken together shall constitute one and the same Agreement. Signed facsimile copies of this Agreement will bind the Parties to the same extent as original documents.

i.
Entirety. This Agreement, which includes the recitals, schedules, Purchase Orders, exhibits and annexes attached or subsequently incorporated in this Agreement, constitutes the entire understanding and agreement between the Parties regarding the subject matter set forth herein, and supersedes all prior or contemporaneous agreements, oral or written, made between the Parties relating such subject matter.

j.
Agreement Precedence. For their convenience, the Parties may use, from time to time, their standard purchase orders, site level execution agreements, sales releases, delivery schedules, acknowledgments, invoices and other similar preprinted forms. In the event of a conflict between this Agreement and any of these documents that purport to govern the same matters set forth herein, this Agreement shall prevail unless the other document (i) is executed and delivered by both Parties hereto in writing subsequent to the date of this Agreement, (ii) specifically refers to this Agreement and to this Section, and (iii) indicates that it is intended to, and shall take precedence over, this Agreement.

k.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof (other than its conflict of law principles to the extent that the application of the laws of another jurisdiction would be required thereby). Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation or legal proceeding directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereunder.

1.
Survival Provisions. Neither the expiration nor termination of this Agreement shall affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination.

m.	Personal Protective Equipment. Suppliers and subcontractors must wear appropriate personal protective equipment (PPE) when visiting any of PGT’s manufacturing facilities.

n.
Insurance. Supplier shall maintain workmen’s compensation and employer’s liability for its employees and sub-contractors, public protective and contractual liability insurance, owner’s protective liability insurance, automobile liability insurance with minimum limits of bodily injury or death, one person $1,000,000.00; each occurrence, $1,000,000.00; property damage, each occurrence, $1,000,000.00.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by persons authorized on their respective behalf, effective as of the date first set forth above.

PGT INDUSTRIES, INC.

                       /s/ Brad Voss
                      01/24/2014

Name:              Brad Voss
Title:  Director of Strategic Purchasing

KEYMARK CORPORATION

                       /s/ Joseph R Crenna
                       01/24/2014

Name: Joseph R. Crenna
Title:           Vice President